Exhibit 13.2

TOM ONLINE INC.

Certification

Pursuant to 18 U.S.C. § 1350, the undersigned, Peter Andrew Schloss, Chief Financial Officer of TOM Online Inc. (the “Company”), hereby certifies, to his knowledge, that the Company’s annual report on Form 20-F for the year ended December 31, 2004 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: March 29, 2005	/s/ Peter Andrew Schloss
Name: Peter Andrew Schloss
Title: Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. § 1350 and is not being filed as part of the Report or as a separate disclosure document.